EXHIBIT 10.2

AMENDMENT NO. 1 TO

THIRD AMENDED AND RESTATED 2022 INDUCEMENT STOCK INCENTIVE PLAN

The Third Amended and Restated 2022 Inducement Stock Incentive Plan (the “Plan”) of Xilio Therapeutics, Inc. (the “Company”) is hereby amended as follows, in accordance with Section 11(d) of the Plan (capitalized terms used but not defined herein have the meanings ascribed to such terms in the Plan):

1. Section 4(a) of the Plan be, and hereby is, deleted in its entirety and replaced with the following:

“(a) Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to 623,555 shares of common stock, $0.0001 par value per share, of the Company (the “Common Stock”). Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.”

2. Except as amended hereby, the Plan shall remain in full force and effect.

Adopted by the Board of Directors: September 29, 2026